UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

GEOVIC MINING CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-52646	20-5919886
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5500 East Yale Avenue, Suite 302 Denver, Colorado		80222
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 476-6455

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2013, Geovic Mining Corp. (the “Company”) entered into note purchase agreements (each a “Note Purchase Agreement” and collectively the “Note Purchase Agreements”) with Richard G. Buckovic, Norman C. Rose and M N Rose Credit Shelter Trust (each a “Purchaser”). Mr. Rose is the father of Paul D. Rose, who is a Director of the Company.

Pursuant to the Note Purchase Agreements, the Company agreed to issue promissory notes (each a “Note” and collectively the “Notes”) to Richard G. Buckovic, Norman C. Rose and M N Rose Credit Shelter Trust, in the aggregate principal amount of $120,000, in consideration of the payment by each Purchaser of a purchase price equal to the principal amount of such Purchaser’s respective Note. The Company issued the Notes on September 30, 2013.

Each Note matures on September 30, 2014, at which time the outstanding principal amount of each Note and all accrued and unpaid interest thereon is due and payable by the Company. Interest accrues on the outstanding principal balance of each Note at the rate of 200% per annum. The Company may prepay each Note, in whole or in part and without penalty, at any time upon 30 calendar days’ prior written notice to the Purchaser under the Note. The Company is required to prepay each Note, in whole (but not in part) and without penalty, within five business days following the consummation of the previously announced acquisition by Jiangxi Rare Metals Tungsten Holdings Group Company Ltd of the Company’s 60.5% interest in Geovic Cameroon, PLC. The Notes contain customary events of default, including with respect to defaults in payment obligations and the commencement of bankruptcy proceedings, the occurrence of which may result in acceleration of the Company’s obligation to pay the outstanding principal amount of each Note and all accrued and unpaid interest thereon.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2013

GEOVIC MINING CORP.

By: /s/ Michael T. Mason
Name: Michael T. Mason
Title: Chairman of the Board and
Chief Executive Officer